                                                                                                                                                Exhibit 99.1

macy's inc.

Contacts:

Media – Jim Sluzewski

  513/579-7764

Investor – Matt Stautberg

  513/579-7780

FOR IMMEDIATE RELEASE

MACY’S ANNOUNCES SUCCESSFUL COMPLETION OF DEBT TENDER OFFER

CINCINNATI, Ohio, November 28, 2012 – Macy’s, Inc. today announced the closing of the cash tender offer by its wholly owned subsidiary, Macy’s Retail Holdings, Inc., to purchase up to $700 million  in aggregate principal amount of its outstanding debt securities listed on the table below (the “Notes”).

“Through this transaction and our recent debt issuance, we have successfully improved our debt maturity profile and decreased our ongoing interest expense,” said Karen M. Hoguet, Macy’s, Inc. chief financial officer.

Macy’s, Inc. expects to record additional interest expense relating to the tender offer of approximately $133 million ($83 million after income taxes) prior to February 2, 2013. By completing the tender offer and related financing, Macy’s interest expense is anticipated to be reduced on a full year basis by $30 million.

An aggregate principal amount of $1,178,097,000 of Notes was validly tendered in the tender offer and not validly withdrawn.  The table below identifies the principal amount of each series of Notes validly tendered and not validly withdrawn and the principal amount that Macy’s Retail Holdings has accepted for purchase:

CUSIP Number	Title of Security	Acceptance Priority Level(1)	Aggregate Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted for Purchase	Final Proration Factor(2)
314275AA6	5.90% Senior Notes due 2016	1	$976,966,000	$696,175,000	$400,000,000	57.5%
577778BF9	7.45% Debentures due 2016	2	$122,700,000	$63,734,000	$63,734,000	100.0%
577778AX1	7.50% Debentures due 2015	3	$100,000,000	$31,011,000	$31,011,000	100.0%
55616XAE7	7.875% Senior Notes due 2015	4	$611,875,000	$387,177,000	$205,255,000	53.0%

(1) The 5.90% Senior Notes due 2016 were subject to a maximum principal amount limitation of $400 million in the tender offer.

(2) The final proration factors have been rounded to the nearest tenth of a percentage point for presentation purposes.

The amount of each series of Notes purchased was determined under the terms and conditions of the tender offer as set forth in the Offer to Purchase, dated October 29, 2012, as modified by Macy’s press release, dated November 13, 2012. Because the maximum aggregate principal amount of $700 million for the tender offer was exceeded, and the maximum aggregate principal amount of $400 million for the 5.90% Senior Notes due 2016 was also exceeded, Macy’s Retail Holdings did not accept all of the Notes tendered for purchase.

The consideration for the Notes accepted for purchase, as calculated by the Dealer Managers and announced on November 13, 2012, plus accrued and unpaid interest, will be paid today, November 28, 2012.  Notes that have been tendered but not accepted will be promptly returned to the tendering parties.

Credit Suisse Securities (USA) LLC served as the Coordinating Dealer Manager and BofA Merrill Lynch and J.P. Morgan Securities LLC served as the other Dealer Managers for the tender offer. Global Bondholder Services Corporation is the Information Agent and the Depositary. Persons with questions regarding the tender offer should contact Credit Suisse Securities (USA) LLC at (toll-free) (800) 820-1653, BofA Merrill Lynch at (toll-free) (888) 292-0070 and J.P. Morgan Securities LLC at (toll-free) (866) 834-4666.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2011 sales of $26.4 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s, as well as the macys.com and bloomingdales.com websites. The company also operates 12 Bloomingdale’s Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, changes in the conditions of the securities markets, particularly the markets for debt securities and other factors identified in documents filed by Macy’s with the Securities and Exchange Commission.

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